EXHIBIT 4.2

SECOND SUPPLEMENTAL INDENTURE

This SECOND SUPPLEMENTAL INDENTURE, dated as of April 24, 2020 (this “Second Supplemental Indenture”), is made and entered into by AMC Entertainment Holdings, Inc., a Delaware corporation (the “Company”), and U.S. Bank National Association, a national banking association, as trustee (in such capacity, the “Trustee”). Capitalized terms used herein and not otherwise defined have the meanings set forth in the Base Indenture referred to below.

RECITALS

A. Section 9.02 of the Indenture, dated as of September 14, 2018, by and between the Company and the Trustee (the “Base Indenture”, as supplemented by the First Supplemental Indenture, dated as of May 10, 2019, among Carmike Cinemas, LLC, a Delaware limited liability company, and Eastwynn Theatres, LLC, an Alabama limited liability company, each, a subsidiary of the Company, and the Trustee (the “First Supplemental Indenture and, together with the Base Indenture and this Second Supplemental Indenture, the “Indenture”)), pursuant to which the Company issued its 2.95% Convertible Senior Notes due 2024, provides that the Company may amend or supplement the Base Indenture, the Guarantees or the Securities with the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Securities (provided that any amendment or supplement to the Base Indenture that makes certain specified changes requires the consent of the Holder of each outstanding Security affected).

B. The Holders of a majority in aggregate principal amount of the outstanding Securities have executed a written instrument consenting to the amendment set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties hereto agree, subject to the terms and conditions hereinafter set forth, as follows for the benefit of the Trustee and the Holders of the Securities:

Section 1.  Amendments.  The following terms in Section 1.01 of the Base Indenture are amended and restated as follows:

(a)

A new definition of “Additional First Lien Indebtedness” shall be added to Section 1.01 of the Indenture as follows: “Additional First Lien Indebtedness” means initially, $500,000,000 in aggregate principal amount of the First Lien Notes due 2025 issued by the Company on April 24, 2020 (the “First Lien Notes”), together with any extensions, revisions, refinancings, renewals, refundings, restructurings or replacements thereof, in each case classified as “Incremental Equivalent Debt” or “Incremental Term Loans” or a “Permitted Refinancing” thereof (each as defined in and permitted by the terms of the Credit Agreement described in clause (a) of the definition thereof as in effect on April 24, 2020); provided that no such Indebtedness described in this definition shall have a scheduled maturity or require any scheduled amortization payment to be made prior to the date that is 91 days after the Maturity Date.”
(b)

The definition of the term “Credit Agreement” is amended and restated as follows:  ““Credit Agreement” means, collectively, (a) that certain Credit Agreement, dated April 30, 2013, among the Company, as Borrower, the lenders and issuers party thereto, Citicorp North America, Inc., as administrative agent, Bank of America, N.A., as syndication agent, Barclays Bank PLC, CS Securities (USA) LLC and HSBC Bank USA, N.A. as co-documentation agents, as amended through April 24, 2020,  and (b) any notes, collateral documents, letters of credit, guarantees and other documents related to the foregoing, and any appendices, exhibits or schedules to any of the foregoing, as any or all of such agreements may be amended, restated, modified or supplemented from time to time, together with any extensions, revisions, increases, refinancings, renewals, refundings, restructurings or replacements thereof; provided that for so long as the beneficial owner of SL Securities on April 24, 2020 or its affiliates (collectively, the “Beneficial Owner”) beneficially own a majority in aggregate principal amount of the Securities, without the written consent of such Beneficial Owner, there shall be no (i) increase  in the amount of Indebtedness that may be borrowed under the Credit Agreement as in effect on April 24, 2020, (ii) creation of liens with higher or lower priority than liens existing on April 24, 2020, (iii) creation of a “last-out” tranche or other issuance of debt that is higher or lower in right of payment than Indebtedness existing under the Credit Agreement on April 24, 2020 or subject to turnover provisions,  (iv) amendments or waivers with respect to Sections 6.02 (Liens), 6.04 (Investments, Loans, Advances, Guarantees and Acquisitions), 6.05 (Asset Sales) and 6.08 (Restricted Payments; Certain Payments of Indebtedness) of the Credit Agreement or which would permit any action that would not otherwise be permitted by any of such sections or (v) similar items that adversely affect the Holders;  it being understood that the aggregate principal amount outstanding permitted under the Credit Agreement shall be the principal amount outstanding under the Credit Agreement on April 24, 2020 plus $200 million (plus $500 million less the aggregate principal amount of Additional First Lien Indebtedness outstanding) (plus any increase relating to unpaid accrued interest and premium plus other amounts paid, and fees and expenses incurred, in connection with any such extension, revision, increase, refinancing, renewal, refunding, restructuring or replacement) (it being further understood, for the avoidance of doubt, that the Company shall be entitled to borrow such additional $200 million as additional pari first-lien secured debt under the Credit Agreement or under a separate facility, including as additional First Lien Notes).”

(c)

A new definition of “European Credit Agreement” shall be added to Section 1.01 of the Indenture as follows:  “European Credit Agreement” means that certain Revolving Credit Facility Agreement, dated December 7, 2017, among Odeon Cinemas Limited, Citigroup Global Markets Limited, Lloyds Bank PLC,

Barclays Bank PLC and Bank of America Lynch International Limited, as arrangers, and the other lenders party thereto, as may be amended, restated, modified or supplemented from time to time, together with any extensions, revisions, refinancings, renewals, refundings, restructurings or replacements thereof, provided there shall be no (i) increase in the amount of Indebtedness that may be borrowed under the European Credit Agreement as in effect on April 24, 2020, (ii) creation of liens with higher or lower priority than liens existing on April 24, 2020, (iii) creation of a “last-out” tranche or other issuance of debt that is higher or lower in right of payment than Indebtedness under the European Credit Agreement existing on April 16, 2020 or subject to turnover provisions or (iv) similar items that adversely affect the Holders;  it being understood that the aggregate principal amount outstanding permitted thereunder shall be the principal amount outstanding under the European Credit Agreement on April 24, 2020  (plus any increase relating to unpaid accrued interest and premium plus other amounts paid, and fees and expenses incurred, in connection with any such extension, revision, refinancing, renewal, refunding, restructuring or replacement).”

(d)

Clause (i) of the definition of the term “Permitted Indebtedness” is amended and restated as follows: “(i) (A) Indebtedness of the Company or any guarantor under the Credit Agreement, (B) Indebtedness of the Company or any guarantor under the Additional First Lien Indebtedness, (C) Indebtedness of Odeon Cinemas Limited or any guarantor under the European Credit Agreement and (D) the Existing Senior Subordinated Notes and the guarantees thereof;” and

(e)

Clause (ii) of the definition of the term “Permitted Indebtedness” is amended and restated as follows:  “(ii) Indebtedness of the Company or any of its Subsidiaries outstanding on the Issue Date (other than the Existing Senior Subordinated Notes or Indebtedness outstanding under the Credit Agreement or Indebtedness outstanding under the European Credit Agreement);”.

The following proviso shall be added to the end of Section 4.07(a) of the Base Indenture:  “; provided that the Company shall not, and shall cause all of its Subsidiaries not to, Incur any Indebtedness under this paragraph to refinance or replace the Credit Agreement”.

Section 2.  Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 3.  Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The delivery of an executed counterpart by facsimile shall be effective as delivery of a manually executed counterpart thereof.

Section 4.  Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture.

Section 5.  No Other Amendments.  Except as expressly set forth herein, all other terms of the Base Indenture shall remain in full force and effect.

Section 6.  Effectiveness. This Second Supplemental Indenture shall become effective upon the issuance of the First Lien Notes, provided that the First Lien Notes shall have been issued on or before May 15, 2020; if the First Lien Notes shall not have been issued on or before May 15, 2020, this Supplemental shall be null, void and of no effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

AMC ENTERTAINMENT HOLDINGS, INC.

By: _________________________

Name:

Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee, Registrar,

Paying Agent and Conversion Agent

By: _________________________

Name:

Title: